                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-35827

                    SUPPLEMENT NO. 1 DATED NOVEMBER 26, 1997
                       TO PROSPECTUS DATED OCTOBER 6, 1997
                                   RELATING TO
        $80,000,000 6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                    INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1
           AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

     All capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus dated October 6, 1997 (the "Prospectus"), forming a part of the Registration Statement on Form S-3 (Registration No. 333-35827). Any cross references in this Supplement refer to portions of the Prospectus.

     The purpose of this Supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Debentures owned by each additional Selling Securityholder as of November 21, 1997 (subject to the qualification set forth below), (ii) the maximum amount of Debentures which may be offered for the account of such additional Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by each additional Selling Securityholder as of November 21, 1997, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.


                                                                              Shares of Common
                                Principal Amount      Principal Amount of     Stock Owned         Shares of Common
                                of Debentures Owned   Debentures   Offered    Prior to Offering   Stock Offered Hereby
Name of Selling Securityholder                        Hereby                  (1)                 (2)
------------------------------                        ------                  ---                 ---

SBC  Warburg  Dillon Read Inc.    $11,593,000             $11,593,000             686,993              686,993
   (3).......................
Highbridge             Capital     3,500,000              3,500,000               207,407              207,407
   Corporation. .............
Oppenheimer Bond Fund for
   Growth ...................      3,500,000              3,500,000               207,407              207,407
BNP Arbitrage SNC............      2,000,000              2,000,000               125,519              118,519
Swiss Bank Corporation  London
   Branch (4)................      1,300,000              1,300,000                77,037               77,037

Merrill  Lynch Pierce Fenner &
   Smith Inc. ...............        750,000                750,000                44,444               44,444
Salamon Brothers Execution...        750,000                750,000                44,444               44,444
Southport             Partners
   International  L.P........        750,000                750,000                44,444               44,444
Southport  Management Partners
   L.P.......................        750,000                750,000                44,444               44,444
Offshore Strategies Ltd. ....        650,000                650,000                38,519               38,519
Laterman Strategies 90's LLC.        240,000                240,000                14,222               14,222
Laterman & Co. ..............        110,000                110,000                 6,519                6,519
                                     -------                -------                 -----                -----

Total........................     $25,893,000             $25,893,000                 N/A            1,534,399
                                  ===========             ============                ===            =========

-----------------------
(1) Includes the shares of Common Stock into which the Debentures held by such Selling Securityholder are convertible at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time.
(2) Assumes conversion into Common Stock of the full amount of Debentures held by such Selling Securityholder at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Debentures; rather, cash will be paid in lieu of fractional shares, if any.

(3) SBC Warburg Dillon Read Inc. (formerly SBC Warburg Inc.) and Oppenheimer & Co., Inc. were Initial Purchasers of the Company's $80,000,000 aggregate principal amount of Debentures. The sale of the Debentures by the Company to the Initial Purchasers was made pursuant to Section 4(2) of the Securities Act of 1933. The Initial Purchasers resold the Debentures in reliance on Rule 144A under the Securities Act of 1933 and outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act of 1933. The Initial Purchasers received discounts and commissions in connection with the initial placement of the Debentures of $2,400,000. The Debentures set forth opposite the name of SBC Warburg Dillon Read Inc. represent securities held by it in its market making capacity.
(4) SBC Warburg Dillon Read Inc. acts as investment adviser for Swiss Bank Corporation London Branch. See Note (3) above.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Debentures and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Debentures, no estimate can be given as to the amount of the Debentures and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures and Common Stock since the date on which they provided the information regarding their Debentures and Common Stock, in transactions exempt from the registration requirements of the Securities Act of 1933. See "Plan of Distribution."

     The  Company may from time to time,  in  accordance  with the  Registration
Rights  Agreement,   include  additional   Selling   Securityholders  in  future
supplements to the Prospectus.

     Except as described above, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Debentures, within the three-year period ending on the date of this Prospectus.